EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 28, 2016	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2016

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2016. Earnings for the second quarter of 2016 were $31.8 million or $0.44 per diluted share, as compared to earnings of $34.8 million or $0.50 per diluted share for the second quarter of 2015. Earnings for the first half of 2016 were $66.5 million or $0.94 per diluted share as compared to earnings of $69.4 million or $1.00 per diluted share for the first half of 2015.

“Our earnings remain strong despite significant merger expenses related to the acquisition of the Bank of Georgetown,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Even with these merger-related expenses, we are ahead of peer profit performance.”

On June 3, 2016, United completed its acquisition of Bank of Georgetown of Washington, D.C. The results of operations of Bank of Georgetown are included in the consolidated results of operations from the date of acquisition. As a result, the second quarter and first half of 2016 were impacted for approximately a month by increased levels of average balances, income, and expense as compared to the second quarter and first half of 2015 and the first quarter of 2016 due to the acquisition. In addition, the second quarter and first half of 2016 included $4.5 million and $4.7 million, respectively, of merger-related expenses. At consummation, Bank of Georgetown had assets of approximately $1.3 billion, loans of $999.8 million, and deposits of $971.4 million.

Second quarter of 2016 results produced an annualized return on average assets of 1.00% and an annualized return on average equity of 6.99%, respectively. For the first half of 2016, United’s return on average assets was 1.06% while the return on average equity was 7.51%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.86% and 7.44%, respectively, for the first quarter of 2016. United’s annualized returns on average assets and average equity were 1.15% and 8.23%, respectively, for the second quarter of 2015 while the returns on average assets and average equity were 1.15% and 8.30%, respectively, for the first half of 2015.

Tax-equivalent net interest income for the second quarter of 2016 was $104.2 million, an increase of $6.7 million or 7% from the second quarter of 2015 due mainly to an increase in average earning assets from the Bank of Georgetown acquisition and loan growth. Average earning assets for the second quarter of 2016 increased $599.3 million or 6% from the second quarter of 2015 due mainly to a $648.4 million or 7% increase in average net loans. Average short-term investments decreased $39.0 million or 8% while average investment securities were relatively flat, decreasing $10.2 million or less than 1%. The second quarter of 2016 average yield on earning assets increased 7 basis points from the second quarter of 2015 due to additional loan accretion of $2.0 million on previously acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2016 was an increase of 2 basis points in the average cost of funds as compared to the second quarter of 2015 due to the higher market interest rates. The net interest margin of 3.67% for the second quarter of 2016 was an increase of 5 basis points from the net interest margin of 3.62% for the second quarter of 2015.

United Bankshares, Inc. Announces...

July 28, 2016

Page Two

Tax-equivalent net interest income for the first half of 2016 was $204.0 million, an increase of $10.2 million or 5% from the first half of 2015. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Bank of Georgetown acquisition and loan growth. Average earning assets increased $415.5 million or 4% from the first half of 2015 as average net loans increased $493.2 million or 5% for the first half of 2016. Average investment securities decreased $59.2 million or 5% while short-term investments decreased $18.5 million or 4%. In addition, the average yield on earning assets increased 4 basis points from the first half of 2015 due to additional loan accretion of $3.1 million on previously acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2016 was an increase of 2 basis points in the average cost of funds as compared to the first half of 2015 due to higher market interest rates. The net interest margin of 3.66% for the first half of 2016 was an increase of 5 basis points from the net interest margin of 3.61% for the first half of 2015.

On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2016 increased $4.5 million or 4% due mainly to an increase in average earning assets from the Bank of Georgetown merger. Average earning assets increased $399.8 million or 4% for the linked-quarter. Average net loans increased $378.6 million or 4% while average investment securities increased $71.5 million or 6%. Average short-term investments decreased $50.3 million or 10%. In addition, the second quarter of 2016 average yield on earning assets increased 3 basis points from the first quarter of 2016 due to additional loan accretion of $1.1 million on previously acquired loans and the average cost of funds declined a basis point. The net interest margin of 3.67% for the second quarter of 2016 was an increase of 3 basis points from the net interest margin of 3.64% for the first quarter of 2016.

For the quarters ended June 30, 2016 and 2015, the provision for loan losses was $7.7 million and $5.7 million, respectively, while the provision for the first six months of 2016 was $11.7 million as compared to $11.1 million for the first six months of 2015. Net charge-offs were $10.7 million and $6.1 million for the second quarter of 2016 and 2015, respectively. Net charge-offs were $15.0 million and $11.4 million for the first half of 2016 and 2015, respectively. Annualized net charge-offs as a percentage of average loans was 0.44% and 0.32% for the second quarter and first half of 2016, respectively.

Noninterest income for the second quarter of 2016 was $18.0 million, which was a decrease of $1.5 million or 8% from the second quarter of 2015. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the second quarter of 2016 declined $2.0 million from the second quarter of 2015 due mainly to lower income on debit card transactions.

United Bankshares, Inc. Announces...

July 28, 2016

Page Three

Noninterest income for the first half of 2016 was $34.4 million, which was a decrease of $3.3 million or 9% from the first half of 2015. Once again, the decrease was due to lower fees from deposit services as a result of the Durbin Amendment. Fees from deposit services for the first half of 2016 declined $3.8 million from the first half of 2015. Partially offsetting this decrease was an increase in mortgage banking income of $309 thousand due to an increase in the spread on loan sales.

On a linked-quarter basis, noninterest income for the second quarter of 2016 increased $1.6 million or 10% from the first quarter of 2016. Fees from deposit services increased $417 thousand as a result of increased debit card and automated teller machine (ATM) usage and bankcard fees increased $527 thousand due to increased volume.

Noninterest expense for the second quarter of 2016 was $64.9 million, an increase of $7.1 million or 12% from the second quarter of 2015 due mainly to the Bank of Georgetown merger as most major categories of noninterest expense showed increases. In particular, employee compensation increased $1.9 million including $365 thousand of merger severance charges, employee benefits increased $706 thousand including $584 thousand of expense on assumed benefit agreements, net occupancy expenses increased $1.2 million including $1.6 million for the termination of leases for closed offices, and additional merger-related expenses of $1.9 million were incurred. The remainder of the increase in employee compensation was due mainly to merit raises and higher employee incentives. In addition, other real estate owned (OREO) expense increased $1.5 million from the second quarter of 2015 due to a decline in the fair value of OREO properties.

Noninterest expense for the first half of 2016 was $122.9 million, an increase of $7.5 million or 7% from the first half of 2015 due in large part to the Bank of Georgetown merger. Employee compensation increased $3.9 million which includes the $365 thousand of merger severance charges. Otherwise, employee compensation increased due to merit raises and a higher amount of employee incentives. Employee benefits increased $506 thousand due to the $584 thousand of expense on assumed benefit agreements. Net occupancy expenses increased $955 thousand which includes the $1.6 million for the termination of leases for closed offices. Other real estate owned (OREO) expense increased $1.1 million due to a decline in the fair value of OREO properties. In addition, other merger-related expenses of $2.2 million were incurred.

On a linked-quarter basis, noninterest expense for the second quarter of 2016 increased $6.8 million or 12% from the first quarter of 2016 generally due to additional operating and merger-related expenses from the Bank of Georgetown acquisition. In particular, employee compensation expense increased $352 thousand due to the $365 thousand of merger severance charges, employee benefits increased $691 thousand due mainly to the $584 thousand of expense on assumed benefit agreements, net occupancy expense increased $1.5 million due to the $1.6 million for the termination of leases, and other merger-related expenses increased $1.7 million. In addition, OREO expense increased $2.0 million due to a decline in the fair values of OREO properties.

For the second quarter of 2016, income tax expense was $16.4 million as compared to $17.1 million for the second quarter of 2015. This decrease was due mainly to lower earnings. On a linked-quarter basis, income tax expense decreased $1.5 million due to lower earnings from the first quarter of 2016. Income tax expense for the first half 2016 increased $1.8 million from the first half 2015 as a result of historical tax credits in the first half of 2015. United’s effective tax rate was approximately 34.0% for the second quarter and first quarter of 2016 and 33.0% for the second quarter of 2015. For the first half of 2016 and 2015, United’s effective tax rate was 34.0% and 31.9%, respectively.

United Bankshares, Inc. Announces...

July 28, 2016

Page Four

United’s asset quality continues to be sound. At June 30, 2016, nonperforming loans were $113.0 million, or 1.08% of loans, net of unearned income down from nonperforming loans of $126.7 million or 1.35% of loans, net of unearned income, at December 31, 2015. As of June 30, 2016, the allowance for loan losses was $72.4 million or 0.70% of loans, net of unearned income, as compared to $75.7 million or 0.81% of loans, net of unearned income, at December 31, 2015. United’s allowance for loan losses as a percentage of non-acquired loans, net of unearned income at June 30, 2016 was 0.92% as compared to 1.00% at December 31, 2015. Total nonperforming assets of $147.9 million, including OREO of $34.9 million at June 30, 2016, represented 1.03% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.6% at June 30, 2016 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 10.0%, 12.0% and 11.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the second quarter of 2016, United’s Board of Directors declared a cash dividend of $0.33 per share. United has increased its dividend to shareholders for 42 consecutive years. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $14.3 billion with 129 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2016 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2016 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

United Bankshares, Inc. Announces...

July 28, 2016

Page Five

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2016	June 30 2015	June 30 2016	June 30 2015
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$114,600	$107,126	$224,589	$213,244
Interest expense	10,362	9,630	20,574	19,430

Net interest income, taxable equivalent (non-GAAP)	104,238	97,496	204,015	193,814
Taxable equivalent adjustment	1,513	1,594	3,006	3,163

Net interest income (GAAP)	102,725	95,902	201,009	190,651
Provision for loan losses	7,667	5,716	11,702	11,070
Noninterest income	17,967	19,498	34,359	37,689
Noninterest expenses	64,855	57,730	122,911	115,385

Income before income taxes	48,170	51,954	100,755	101,885
Income taxes	16,378	17,145	34,257	32,449

Net income	$31,792	$34,809	$66,498	$69,436

PER COMMON SHARE:
Net income:
Basic	$0.44	$0.50	$0.94	$1.00
Diluted	0.44	0.50	0.94	1.00
Cash dividends	$0.33	$0.32	0.66	0.64
Book value			26.39	24.29
Closing market price			$37.51	$40.23
Common shares outstanding:
Actual at period end, net of treasury shares			76,296,146	69,493,873
Weighted average- basic	71,483,703	69,305,612	70,490,596	69,256,831
Weighted average- diluted	71,809,021	69,587,417	70,766,964	69,531,839

FINANCIAL RATIOS:
Return on average assets	1.00%	1.15%	1.06%	1.15%
Return on average shareholders’ equity	6.99%	8.23%	7.51%	8.30%
Average equity to average assets	14.29%	13.96%	14.17%	13.88%
Net interest margin	3.67%	3.62%	3.66%	3.61%

	June 30 2016	June 30 2015	December 31 2015	March 31 2016
PERIOD END BALANCES:
Assets	$14,338,012	$12,414,566	$12,577,944	$12,606,884
Earning assets	12,762,233	11,023,560	11,243,862	11,268,979
Loans, net of unearned income	10,422,858	9,082,104	9,384,080	9,378,393
Loans held for sale	6,226	14,856	10,681	5,395
Investment securities	1,483,151	1,258,315	1,204,182	1,207,310
Total deposits	10,315,853	9,282,426	9,341,527	9,324,568
Shareholders’ equity	2,013,140	1,688,013	1,712,635	1,735,037

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2016	2015	2016	2016	2015
Interest & Loan Fees Income (GAAP)	$113,087	$105,532	$108,496	$221,583	$210,081
Tax equivalent adjustment	1,513	1,594	1,493	3,006	3,163

Interest & Fees Income (FTE) (non-GAAP)	114,600	107,126	109,989	224,589	213,244
Interest Expense	10,362	9,630	10,212	20,574	19,430

Net Interest Income (FTE) (non-GAAP)	104,238	97,496	99,777	204,015	193,814

Provision for Loan Losses	7,667	5,716	4,035	11,702	11,070

Non-Interest Income:
Fees from trust & brokerage services	4,792	4,931	4,869	9,661	9,823
Fees from deposit services	8,390	10,434	7,973	16,363	20,207
Bankcard fees and merchant discounts	1,365	1,231	838	2,203	2,045
Other charges, commissions, and fees	796	639	429	1,225	1,117
Income from bank-owned life insurance	1,192	1,258	1,180	2,372	2,531
Mortgage banking income	789	663	728	1,517	1,208
Other non-interest revenue	430	339	371	801	743
Net other-than-temporary impairment losses	(33)	0	0	(33)	(34)
Net gains on sales/calls of investment securities	246	3	4	250	49

Total Non-Interest Income	17,967	19,498	16,392	34,359	37,689

Non-Interest Expense:
Employee compensation	22,631	20,724	22,279	44,910	40,992
Employee benefits	7,294	6,588	6,603	13,897	13,391
Net occupancy	7,773	6,542	6,253	14,026	13,071
Data processing	3,596	3,867	3,551	7,147	7,610
Amortization of intangibles	919	855	745	1,664	1,710
OREO expense	2,663	1,121	649	3,312	2,234
FDIC insurance expense	2,135	2,061	2,120	4,255	4,155
Other expenses	17,844	15,972	15,856	33,700	32,222

Total Non-Interest Expense	64,855	57,730	58,056	122,911	115,385

Income Before Income Taxes (FTE) (non-GAAP)	49,683	53,548	54,078	103,761	105,048
Tax equivalent adjustment	1,513	1,594	1,493	3,006	3,163

Income Before Income Taxes (GAAP)	48,170	51,954	52,585	100,755	101,885
Taxes	16,378	17,145	17,879	34,257	32,449

Net Income	$31,792	$34,809	$34,706	$66,498	$69,436

MEMO: Effective Tax Rate	34.00%	33.00%	34.00%	34.00%	31.85%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30 2016 Q-T-D Average	June 30 2015 Q-T-D Average	June 30 2016	December 31 2015	June 30 2015
Cash & Cash Equivalents	$624,130	$652,284	$1,101,469	$857,335	$917,101

Securities Available for Sale	1,122,029	1,145,994	1,323,709	1,066,334	1,126,809
Held to Maturity Securities	38,765	39,077	34,029	39,099	39,050
Other Investment Securities	105,733	91,663	125,413	98,749	92,456

Total Securities	1,266,527	1,276,734	1,483,151	1,204,182	1,258,315

Total Cash and Securities	1,890,657	1,929,018	2,584,620	2,061,517	2,175,416

Loans held for sale	6,006	10,405	6,226	10,681	14,856

Commercial Loans	7,367,456	6,890,468	7,943,560	7,096,595	6,869,386
Mortgage Loans	1,878,056	1,806,125	1,961,824	1,843,518	1,807,609
Consumer Loans	513,541	409,444	531,970	458,839	420,306

Gross Loans	9,759,053	9,106,037	10,437,354	9,398,952	9,097,301
Unearned income	(15,283)	(14,928)	(14,496)	(14,872)	(15,197)

Loans, net of unearned income	9,743,770	9,091,109	10,422,858	9,384,080	9,082,104
Allowance for Loan Losses	(75,457)	(75,617)	(72,448)	(75,726)	(75,215)
Goodwill	753,346	710,252	866,176	710,252	710,252
Other Intangibles	16,871	20,005	27,583	17,840	19,550

Total Intangibles	770,217	730,257	893,759	728,092	729,802
Other Real Estate Owned	30,086	36,662	34,894	32,228	34,964
Other Assets	431,263	438,760	468,103	437,072	452,639

Total Assets	$12,796,542	$12,160,594	$14,338,012	$12,577,944	$12,414,566

MEMO: Interest-earning Assets	$11,409,062	$10,809,806	$12,762,233	$11,243,862	$11,023,560

Interest-bearing Deposits	$6,601,335	$6,546,968	$7,174,705	$6,641,569	$6,629,478
Noninterest-bearing Deposits	2,800,110	2,558,533	3,141,148	2,699,958	2,652,948

Total Deposits	9,401,445	9,105,501	10,315,853	9,341,527	9,282,426

Short-term Borrowings	390,807	317,569	735,323	423,028	383,828
Long-term Borrowings	1,106,972	979,736	1,169,892	1,015,249	979,614

Total Borrowings	1,497,779	1,297,305	1,905,215	1,438,277	1,363,442

Other Liabilities	69,134	60,631	103,804	85,505	80,685

Total Liabilities	10,968,358	10,463,437	12,324,872	10,865,309	10,726,553

Preferred Equity	—	—	—	—	—
Common Equity	1,828,184	1,697,157	2,013,140	1,712,635	1,688,013

Total Shareholders’ Equity	1,828,184	1,697,157	2,013,140	1,712,635	1,688,013

Total Liabilities & Equity	$12,796,542	$12,160,594	$14,338,012	$12,577,944	$12,414,566

MEMO: Interest-bearing Liabilities	$8,099,114	$7,844,273	$9,079,920	$8,079,846	$7,992,920

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Quarterly/Year-to-Date Share Data:	2016	2015	2016	2016	2015
Earnings Per Share:
Basic	$0.44	$0.50	$0.50	$0.94	$1.00
Diluted	$0.44	$0.50	$0.50	$0.94	$1.00

Common Dividend Declared Per Share:	$0.33	$0.32	$0.33	$0.66	$0.64

High Common Stock Price	$40.18	$40.70	$37.85	$40.18	$40.70
Low Common Stock Price	$34.50	$36.58	$32.22	$32.22	$33.25

Average Shares Outstanding (Net of Treasury Stock):
Basic	71,483,703	69,305,612	69,497,489	70,490,596	69,256,831
Diluted	71,809,021	69,587,417	69,714,121	70,766,964	69,531,839

Memorandum Items:

Tax Applicable to Security Sales/Calls	$90	$1	$1	$91	$18

Common Dividends	$25,160	$22,229	$23,001	$48,161	$44,440

Dividend Payout Ratio	79.14%	63.86%	66.27%	72.42%	64.00%

			June 30	June 30	March 31
EOP Share Data:			2016	2015	2016
Book Value Per Share			$26.39	$24.29	$24.89
Tangible Book Value Per Share			$14.67	$13.79	$14.46

52-week High Common Stock Price			$43.43	$40.70	$43.43
Date			07/23/15	06/30/15	07/23/15

52-week Low Common Stock Price			$32.22	$30.39	$32.22
Date			02/11/16	10/07/14	02/11/16

EOP Shares Outstanding (Net of Treasury Stock):			76,296,146	69,493,873	69,706,341

Memorandum Items:

EOP Employees (full-time equivalent)			1,772	1,701	1,670

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)			$2,013,140	$1,688,013	$1,735,037
Less: Total Intangibles			(893,759)	(729,802)	(727,347)

Tangible Equity (non-GAAP)			$1,119,381	$958,211	$1,007,690
÷ EOP Shares Outstanding (Net of Treasury Stock)			76,296,146	69,493,873	69,706,341
Tangible Book Value Per Share (non-GAAP)			$14.67	$13.79	$14.46

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Selected Yields and Net Interest Margin:	2016	2015	2016	2016	2015
Loans	4.34%	4.35%	4.34%	4.34%	4.35%
Investment Securities	3.03%	2.81%	3.01%	3.02%	2.87%
Money Market Investments/FFS	0.55%	0.28%	0.48%	0.52%	0.27%
Average Earning Assets Yield	4.04%	3.97%	4.01%	4.02%	3.98%
Interest-bearing Deposits	0.41%	0.42%	0.42%	0.41%	0.42%
Short-term Borrowings	0.38%	0.26%	0.31%	0.35%	0.26%
Long-term Borrowings	1.21%	1.07%	1.22%	1.22%	1.04%
Average Liability Costs	0.51%	0.49%	0.52%	0.52%	0.50%
Net Interest Spread	3.53%	3.48%	3.49%	3.50%	3.48%
Net Interest Margin	3.67%	3.62%	3.64%	3.66%	3.61%

Selected Financial Ratios:

Return on Average Common Equity	6.99%	8.23%	8.06%	7.51%	8.30%
Return on Average Assets	1.00%	1.15%	1.13%	1.06%	1.15%
Efficiency Ratio	53.74%	50.03%	50.63%	52.22%	50.53%

June 30	June 30	March 31	December 31
2016	2015	2016	2015
Loan / Deposit Ratio	101.04%	97.84%	100.58%	100.46%
Allowance for Loan Losses/ Loans, net of unearned income	0.70%	0.83%	0.80%	0.81%
Allowance for Loan Losses/ Non-acquired Loans, net of unearned income (1)	0.92%	1.06%	0.98%	1.00%
Allowance for Credit Losses (2)/ Loans, net of unearned income	0.71%	0.84%	0.82%	0.82%
Nonaccrual Loans / Loans, net of unearned income	0.79%	0.96%	0.99%	0.97%
90-Day Past Due Loans/ Loans, net of unearned income	0.05%	0.13%	0.08%	0.12%
Non-performing Loans/ Loans, net of unearned income	1.08%	1.33%	1.33%	1.35%
Non-performing Assets/ Total Assets	1.03%	1.25%	1.22%	1.26%
Primary Capital Ratio	14.48%	14.13%	14.28%	14.14%
Shareholders’ Equity Ratio	14.04%	13.60%	13.76%	13.62%
Price / Book Ratio	1.42	x	1.66	x	1.47	x	1.50	x
Price / Earnings Ratio	21.18	x	20.11	x	18.43	x	18.67	x

Notes:
(1) Allowance for Loan Losses (GAAP)	$72,448	$75,215	$75,490	$75,726

Loans, net of unearned income (GAAP)	10,422,858	9,082,104	9,378,393	9,384,080

Less: Acquired Loans (non-GAAP)	(2,551,928)	(2,005,674)	(1,698,353)	(1,791,023)

Non-Acquired Loans, net of unearned income (non-GAAP)	$7,870,930	$7,076,430	$7,680,040	$7,593,057

Allowance for Loan Losses/ Non-acquired Loans, Net of Unearned Income (non-GAAP)	0.92%	1.06%	0.98%	1.00%

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	June	June	December	March
Asset Quality Data:	2016	2015	2015	2016
EOP Non-Accrual Loans	$82,509	$86,843	$91,189	$92,901
EOP 90-Day Past Due Loans	5,594	11,635	11,628	7,891
EOP Restructured Loans (2)	24,944	21,992	23,890	24,156

Total EOP Non-performing Loans	$113,047	$120,470	$126,707	$124,948

EOP Other Real Estate Owned	34,894	34,964	32,228	28,981

Total EOP Non-performing Assets	$147,941	$155,434	$158,935	$153,929

	Three Months Ended			Six Months Ended
	June	June	March	June	June
Allowance for Credit Losses: (1)	2016	2015	2016	2016	2015
Beginning Balance	$76,683	$77,048	$76,662	$76,662	$77,047
Provision for Credit Losses (3)	7,868	5,621	4,292	12,160	10,932

	84,551	82,669	80,954	88,822	87,979
Gross Charge-offs	(11,987)	(6,627)	(6,946)	(18,933)	(12,735)
Recoveries	1,278	553	2,675	3,953	1,351

Net Charge-offs	(10,709)	(6,074)	(4,271)	(14,980)	(11,384)

Ending Balance	$73,842	$76,595	$76,683	$73,842	$76,595

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.
(2)	Restructured loans with an aggregate balance of $10,682, $9,837, $11,450 and $11,949 at June 30, 2016, June 30, 2015, March 31, 2016 and December 31, 2015, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.